Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of Eastside Distilling, Inc. and Subsidiary of our report dated March 31, 2017 except for Note 11 “Reverse Stock Split”, for which the date is June 15, 2017, relating to the 2016 and 2015 consolidated financial statements of Eastside Distilling, Inc. and Subsidiary, which report was included in the Annual Report on Form 10-K filed on March 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BPM LLP
San Francisco, California
October 19, 2017